Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

Guerrilla RF, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(a) and 457(h)	1,880,350(3)	$2.00(4)	$3,760,700.00	0.0000927	$348.62
Equity	Common Stock, par value $0.0001 per share	457(h)	3,146,366(5)	$0.35(6)	$1,101,228.10	0.0000927	$102.08
Total Offering Amounts					$4,861,928.10		$450.70
Total Fee Offsets							$0.00
Net Fee Due							$450.70

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be covered or sold pursuant to the employee benefit plans described herein.
(3)	Shares of common stock reserved for issuance under the Guerrilla RF, Inc. 2021 Equity Incentive Plan (“2021 Plan”) consists of (a) 222,991 shares of common stock initially reserved for issuance under the 2021 Plan, (b) an increase of 1,657,359 shares available under the 2021 Plan, approved by the Board of Directors of the Registrant, and (c) any reserved shares not issued or subject to outstanding grants under the Guerrilla RF, Inc. Long-Term Stock Incentive Plan (“2014 Plan”).
(4)	Estimated in accordance with Rule 457(a) and (h) solely for the purposes of calculating the registration fee on the basis of $2.00, which is the price most recently estimated for purposes of calculating the amount of the registration fee pursuant to Rule 457(a) for purposes of the Registrant’s registration statement on Form S-1/A (File No. 333-261860). The Registrant believes, as there currently is no market for the securities to be offered, that the estimated value determined pursuant to Rule 457(a) is a more reasonable estimate of the offering price of the shares than the book value that would be determined pursuant to Rule 457(h).
(5)	Represents shares of common stock reserved for issuance pursuant to outstanding stock options under the 2014 Plan.
(6)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2014 Plan.